Exhibit 1.2

THE COMPANIES ORDINANCE (New Version)

A PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION OF TEAM SOFTWARE INDUSTRIES (1990) LTD.

(as amended through December 29, 2004)

1.	Name of Company: Team Software Industries (1990) Ltd. (the “Company”).

2.	The objectives for which the Company was established:

a.	To work in the computer software field as a software house for designing, production, development, customization, marketing, and improvement of programs for computers, and selling programs that will be produced and developed by the Company.

b.	To organize, to initiate, and to establish investment and financial services companies and their management.

c.	To manage business of entrepreneurs, representatives, and persons so empowered or intermediaries in the creation of companies, and specifically for the establishment of various companies, partnerships, corporations, or other entities, their organization and operation, that are connected to the computer sector and especially to the computer software sector, and to loan them funds to assist them and to oversee their activities.

d.	To manage business as investors, proprietors, owners of rights and dealers and to undertake to manage and to initiate all types of monetary and commercial activities, and to manage any other business which it appears possible to effectively exploit, in connection with all of these objectives, whether directly or indirectly, and to use licenses to perfect or to sign in connection with the assets, rights or know-how obtained for that purpose or to exploit them for commercial purposes.

e.	To purchase or acquire by other means, shares in any company that has similar objectives, whether fully or partially, to the objectives of the Company, or manage any business that is beneficial for the Company whether directly or indirectly.

f.	To purchase, to lease or to exchange, to rent or to acquire by other means and to hold assets or benefits in all types of real estate, buildings, franchises, discounts, priority rights, concessions, licenses, commercial machines, instruments of work, computer equipment and all real estate and/or immovable objects necessary to the Company for its business purposes.

g.	To enter into a partnership or arrangement regarding participation or distribution of profits or matters with companies, partnerships, businesses or a person which is engaged in one of the businesses included in the objectives of the Company and which is able to purchase, to take hold of, to sell, to trade and to rent, to allow usage, with or without consideration in the form of assets, shares, stock or other securities of the aforementioned persons, and to prepare contracts and undertakings with the aforementioned persons, to support them or to help them in any other way.

h.	To exercise all of the authorities granted to the Company in the Companies Ordinance and its Appendices.

i.	To exercise all of the authorities and means necessary in order to fulfill the objectives of the Company.

j.	To operate and fulfill the said objectives throughout the world.

k.	The objectives set forth in the subsections of this Section are not to be considered as guidance or deemed subordinate to the objectives of the Company and the Company shall be entitled to use the necessary authority according to all of the subsections of this Section throughout the world, without taking into consideration that a business or property to be purchased or engaged in or an activity which is about to be undertaken is not included in the first subsection of this Section, which is a definition of the principal objective of the Company.

3.	The liability of the shareholders is limited.

4.	The share capital of the Company is: 18,318,195.5 New Israeli Shekels divided into 30,000,000 Ordinary Shares, of a nominal value of One Half of One New Israeli Shekel (NIS 0.50) each, and 6,636,391 Series A Preferred Shares, of a nominal value of One Half of One New Israeli Shekel (NIS 0.50) each.

The Company is authorized to divide its shares into different classes with special rights, to change the rights attached to its shares without limitation, and the Company is further authorized, upon the increase of its share capital, to issue new shares with different rights and to change their rights in a manner it deems fit without limitation, as the Company shall decide from time to time by way of a special resolution in the manner set forth in the Company’s Articles of Association that shall be in effect from time to time.

5.	The Company is entitled to amend this Memorandum by a resolution passed by a regular majority of the shareholders entitled to vote personally or by proxy in the General Meeting.

We, whose names and addresses are set forth below, wish to incorporate in accordance with this Memorandum of Association, and agree to take the number of shares of the registered capital of the Company listed beside our names mentioned below, one after each other.

Name of Signatories	Profession	Address	Number of Shares	Signature
Team Computers and Systems Ltd 52-603462-0		1 Ha’oranim Rd., Ramat- Ilan, Givat Shmuel	2989 ordinary shares 9 management shares	[signed]

Thomas Granot 64887081	Engineer	Hasipan St. Ramat Hasharon	1 ordinary share 1 management share	[signed]